PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-174941

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus Dated September 27, 2011,

as supplemented on July 16, 2012)

MISTER GOODY INC.

Common Stock

This prospectus supplements the prospectus dated September 27, 2011 (as supplemented on July 16, 2012) relating to the sale of up to 400,000 shares of common stock of Mister Goody, Inc. that may be sold from time to time by the selling shareholders as described in the prospectus. You should read this prospectus supplement in conjunction with the prospectus.

Current Report on Form 8-K

On August 3, 2012, we filed a Current Report on Form 8-K. A copy of such Report is also being provided to you along with this Supplement.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement No. 7 is August 3, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2012

MISTER GOODY, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54517	27-5414480
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7877 Emerald Winds Circle Boynton Beach, Florida		33473
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-396-0554

Not Applicable
(Former name or former address, if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

As previously reported, Mister Goody, Inc. (the “Company”) entered into a consulting agreement, dated April 1, 2011, with Brendan Vogel (“Vogel”), pursuant to which Vogel was to be paid $2,500 per month for services provided to the Company. On August 2, 2012, the Company and Vogel amended the agreement whereby Vogel shall be paid a 10% commission on sales he generates during each calendar quarter.

As previously reported, Mister Goody, Inc. (the “Company”) entered into a consulting agreement, dated April 1, 2011, with Joel Arberman (“Arberman”), pursuant to which Arberman was to be paid $2,500 per month for services provided to the Company. On August 2, 2012, the Company and Arberman amended the agreement whereby Arberman shall be paid a 10% commission on sales he generates during each calendar quarter.

The consulting agreements dated April 1, 2011 with Brendan Vogel and Joel Arberman were filed as exhibits 10.2 and 10.3, respectively, to the Company’s Registration Statement on Form S-1 filed on June 16, 2011 and are hereby incorporated by reference.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibits

Exhibit No.	Document Description

10.1	Arberman Amendment to Consulting Agreement dated August 2, 2012
10.2	Vogel Amendment to Consulting Agreement dated August 2, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2012

MISTER GOODY, INC.

By:	/s/ Joel Arberman
Joel Arberman
President, Chief Executive Officer,
Chief Financial Officer, Treasurer and Director

AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT is made as of the 2nd day of August, 2012

AMONG:

Mister Goody, Inc. a corporation formed pursuant to the laws of the State of Florida and having an office for business located at 7787 Emerald Winds Circle, Boynton Beach, Florida 33473

(“Mister Goody”)

AND:

Joel Arberman, a resident of the State of Florida.

("Arberman ")

WHEREAS:

A.

 Mister Goody and Arberman entered into a Consulting Agreement dated as of April 1, 2011 (the “Consulting Agreement”);

B.

Mister Goody and Arberman wish to amend certain provisions surrounding the compensation provided for in the Consulting Agreement, which remains in full force and effect;

C.

Section (i) under “Compensation” of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

(i)

The Company agrees to pay Consultant a 10% commission of sales generated by Consultant during each calendar quarter. Payment shall be sent to Consultant by the 15th day of the month following the end of each quarter ends.

D.

This amendment shall be effective as of June 29, 2012

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

Mister Goody, Inc.	Joel Arberman

By: /s/Joel Arberman	By: /s/Joel Arberman
Joel Arberman Chief Executive Officer	Joel Arberman

AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT is made as of the 2nd day of August, 2012

AMONG:

Mister Goody, Inc. a corporation formed pursuant to the laws of the State of Florida and having an office for business located at 7787 Emerald Winds Circle, Boynton Beach, Florida 33473

(“Mister Goody”)

AND:

Brendan Vogel, a resident of the State of Georgia.

("Vogel")

WHEREAS:

A.

 Mister Goody and Vogel entered into a Consulting Agreement dated as of April 1, 2011 (the “Consulting Agreement”);

B.

Mister Goody and Vogel wish to amend certain provisions surrounding the compensation provided for in the Consulting Agreement, which remains in full force and effect;

C.

Section (i) under “Compensation” of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

(i)

The Company agrees to pay Consultant a 10% commission of sales generated by Consultant during each calendar quarter. Payment shall be sent to Consultant by the 15th day of the month following the end of each quarter ends.

D.

This amendment shall be effective as of June 29, 2012

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

Mister Goody, Inc.	Brendan Vogel

By: /s/Joel Arberman	By:/s/Brendan Vogel
Joel Arberman Chief Executive Officer	Brendan Vogel